Exhibit 10.4

July 18, 2013

By Hand

Joseph C. Radziewicz

Re: Retention Bonus

Dear Joe:

As you know, I have been working closely with our financial advisors, board of directors and senior leadership for several months now to identify and evaluate strategic alternatives for STR in the midst of extraordinary circumstances.  While I remain hopeful that this effort will yield an exciting opportunity, I am cognizant of the fact that the process itself may connote an element of uncertainty.  As the board and I agree that maintaining a cohesive senior leadership team over the coming year is critical to the successful execution of our strategy as well as the preservation of the company’s value, I am pleased to advise you of your inclusion in a special retention program, as described more fully below.

In recognition of your continued service with STR Holdings, Inc.  (the “Company”) through the period (the “Retention Period”) commencing on the date hereof and ending on the earlier of (i) a closing of a Change in Control Transaction (a “Closing”), or (ii) June 30, 2014 (the “Outside Date”), we are offering you, subject to the terms of this letter agreement,  a retention bonus in an amount equal to $180,000,  less all applicable withholdings and deductions required by law (the “Retention Bonus”).  The definitions of capitalized terms used in this letter agreement are provided in Schedule A to this letter agreement.

You will be eligible to receive the Retention Bonus if you are actively employed by the Company on the last day of the Retention Period; provided however, in the event that your employment has been terminated during the Retention Period (a) by the Company without Cause, or (b) by you with Good Reason (each, a “Covered Termination”), then you shall be entitled to receive the Retention Bonus as if you were employed through the end of the Retention Period.  In the event that a Closing does not occur by the Outside Date, then you will be entitled to receive up to one hundred percent (100%) of the Retention Bonus upon the achievement by Holdings of all of the Quarterly Financial Targets, or up to twenty five percent (25%) of the Retention Bonus upon the achievement of each Quarterly Financial Target.

With respect to a Retention Bonus due to you based upon the achievement by Holdings of one or more Quarterly Financial Targets (rather than the payment of a Retention Bonus due to a Closing), such bonus shall be earned quarterly so that up to twenty five percent (25%) of the Retention Bonus shall be due and payable based upon the achievement of each Quarterly Financial Target.  Payment of the Retention Bonus due to the achievement of a Quarterly Financial Target shall be calculated as follows:

(i)                                                       up to seventy percent (70%) of the Retention Bonus (the “EBITDA Target Portion”) shall be based upon the achievement of the Quarterly Adjusted EBITDA Targets; and

(ii)                                                    thirty percent (30%) of the Retention Bonus (the “Cash Target Portion”) shall be based upon the achievement of the Quarterly Adjusted Cash Targets.

A percentage of the EBITDA Target Portion shall be earned in an amount equal to the percentage of the Quarterly Adjusted EBITDA Target achieved by Holdings; provided however, that if Holdings achieves less than eighty percent (80%) of such Quarterly Adjusted EBITDA Target, none of the EBITDA Target Portion of the Retention Bonus shall be awarded to you with respect to such quarterly achievement.  In addition, if Holdings achieves less than one hundred percent (100%) of the Quarterly Adjusted Cash Target, none of the Cash Target Portion of the Retention Bonus shall be awarded to you with respect to such quarterly achievement.

If you are eligible to receive the Retention Bonus, it will be paid to you in one lump sum cash payment (i) on the date of Closing, or (ii) by no later than August 31, 2014 (upon satisfaction of one or more Quarterly Financial Targets), as applicable. This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representation between the Company and you relating to the retention bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between the Company and you, including without limitation any employment agreement, severance agreement, confidentiality agreement, non-competition agreement or invention assignment agreement, and shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both the Company’s Chief Executive Officer and you. This letter agreement, for all purposes, shall be construed in accordance with the laws of the State of Connecticut, without regard to conflicts-of-law principles.

We look forward to your continued employment with us.

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Very truly yours,

STR HOLDINGS, INC.

	By:	/s/ ROBERT S. YORGENSEN
Name: Robert S. Yorgensen
Title: President and Chief Executive Officer

Agreed to and accepted:

/s/ JOSEPH C. RADZIEWICZ
Joseph C. Radziewicz

cc: Chris F. Holm, VP, Human Resources

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Schedule A

Defined Terms

(a)         “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 and 13d-5 under the Exchange Act.

(b)         “Cause” shall have the meaning set forth in the your Employment Agreement with the Company, if applicable, and otherwise shall mean (i) your failure or refusal to follow the reasonable instructions of your supervisor (or for the CEO, the Company’s Board of Directors) (other than due to a Disability), which failure or refusal is not cured within 30 days following written notice; (ii) your conviction of a felony or of a misdemeanor if such misdemeanor involves moral turpitude or misrepresentation, including  a plea of guilty or nolo contendere; (iii) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any of its subsidiaries’ premises; (iv) your commission of any act of fraud, embezzlement, misappropriation of funds, intentional misrepresentation, breach of fiduciary duty or other act of dishonesty materially detrimental  to the Company or any of its subsidiaries; or (v) your intentional wrongful act or gross negligence that has a materially detrimental effect on the Company or its subsidiaries. For purposes of this Agreement, any termination of your employment due to your death or Disability shall be deemed a termination by the Company for Cause.

(c)          “Change in Control Transaction” shall mean the first to occur of any one of the following events:

(i)             any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of either (1) the total fair market value of the then outstanding shares of common stock of the Company or (2) the then outstanding securities of the Company generally entitled to vote in the election of directors of the Company; or

(ii)          during any twelve (12) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, that any person becoming a director of the Company subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company and whose appointment or election was not approved by at least a majority of the directors of the Company in office immediately before any such contest; or

(iii)       there is consummated a merger or consolidation of the Company with any other business entity, other than (1) a merger or consolidation which would result in the securities of the Company generally entitled to vote in the election of directors of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50.1% of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and generally entitled to vote in the election of directors of the Company or such surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50.1% or more of the then outstanding securities of the Company generally entitled to vote in the election of directors of the Company; or

(iv)      the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the sale continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50.1% or more of the outstanding securities of such entity generally entitled to vote in the election of directors immediately after such sale; or

(v)         any other event which the Board of Directors declares to be a Change in Control.

(d)         “Disability” shall have the meaning set forth in your Employment Agreement with the Company, if any, and otherwise shall be deemed the reason for the termination by the Company of your employment, if, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of the your duties with the Company for a period of six (6) consecutive months, the Company shall have given you a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, you shall not have returned to the full-time performance of your duties.

(e)          “Good Reason” for termination by you of your employment shall mean the occurrence (without your express written consent) of any one of the following acts by the Company, or failures by the Company to act.  As set forth below, subsection (i) contains the elements of Good Reason, and subsection (ii) sets forth certain terms and conditions applicable to termination by you for Good Reason;

(i)                                     (A)                               A material diminution in the nature or status of your responsibilities from those in effect immediately prior to such diminution resulting from, among other things, (a) the assignment to you of any duties inconsistent with your duties and your position (as of the date hereof), immediately prior to such assignment, or (b) the failure of the Company to ensure that you maintain substantially the same duties and position with the Company as you were assigned or held immediately prior to the date hereof;

(B)                               A material reduction by the Company in either or both of (1) your annual base salary (a “Base Salary Reduction”); or (2) the target bonus percentage set forth in the Company’s management incentive plan, in each case as in effect on the date hereof;

(C)                               The relocation of your principal place of employment to a location more than (fifty) 50 miles from your principal place of employment immediately prior to such relocation or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior thereto;

(D)                               The failure by the Company to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(E)                                The failure by the Company to continue in effect any material compensation plan in which you participate immediately prior to such failure which is material to your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of your participation relative to other participants, as existed immediately prior to such failure;

(F)                                 The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s benefit plans, including without limitation, life insurance, health and accident, or disability plans in which you was participating immediately prior to such failure, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you immediately prior to such action, or the failure by the Company to provide you with the number of paid vacation days to which you is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of such failure; or

(G)                               Any material breach by the Company of your Employment Agreement with the Company, if applicable.

(ii)                                  (A)                               Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this subsection (ii) shall not be effective.

(B)                               Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness.

(C)                               For purposes of any determination regarding the existence of Good Reason, any claim by you that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(D)                               Notwithstanding any provision to the contrary, none of the foregoing provisions shall constitute Good Reason unless (1) no later than ninety (90) days following the occurrence of any of the events set forth in subsection (i) above, you provide written notice to the Company of such event containing a description thereof and stating the subsection of subsection (i) above under which such event constitutes Good Reason (the “Good Reason Notice”) and the Company shall not have cured such event within thirty (30) days following its receipt of such notice, and (2) no later than one hundred eighty (180) days, but no earlier than thirty (30) days, following the Company’s receipt of such Good Reason Notice, you give the Company a notice of termination with respect to the event constituting Good Reason described in such Good Reason Notice.

(f)           “Measuring Period” shall mean the year commencing on July 1, 2013 and ending on June 30, 2014,

(g)          “New Customer Working Capital” shall mean, with respect to each calendar quarter, the aggregate of inventory and accounts receivables (less related accounts payables) related to sales to new customers above forecasted levels for such calendar quarter.

(h)         “Quarterly Adjusted Cash” shall mean, with respect to each calendar quarter, Holdings’ consolidated cash as reported in Holdings’ quarterly or annual filing with the Securities and Exchange Commission less  income tax refunds actually received during the Measuring Period, plus (i) New Customer Working Capital during the Measuring Period, and (ii) Board approved capital expenditures during the Measuring Period above forecasted levels in such quarter.

(i)             “Quarterly Adjusted Cash Target”  shall mean Quarterly Adjusted Cash as follows:

(i)             for the quarter ending September 30, 2013, $65,200,000;

(ii)          for the quarter ending December 31, 2013, $60,666,000;

(iii)       for the quarter ending March 31, 2014, $58,860,000;  and

(iv)      for the quarter ending June 30, 2014, $58,449,000.

(j)            “Quarterly Adjusted EBITDA” shall mean, with respect to each calendar quarter. Holdings’ consolidated EBITDA as reported in Holdings’ quarterly or annual filing with the Securities and Exchange Commission

(k)         “Quarterly Adjusted EBITDA Target” shall mean Quarterly Adjusted EBITDA as follows:

(i)             for the quarter ending September 30, 2013, $1,045,000;

(ii)          for the quarter ending December 31, 2013, $2,423,000;

(iii)       for the quarter ending March 31, 2014, $1,913,000;  and

(iv)      for the quarter ending June 30, 2014, $2,056,000.

(l)             “Quarterly Financial Targets” shall mean, with respect to each fiscal quarter ending on September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014, the achievement by Holdings of either the Quarterly Adjusted EBITDA Target or the Quarterly Adjusted Cash Target.